Notice of Share Split

NEWS PROVIDED BY
GraniteShares
February 26, 2019

NEW YORK CITY, NY – GraniteShares announced today a 10 for 1 forward share split for GraniteShares Gold Trust (BAR). The split will not change the total value of a shareholder’s investment.

Ticker	Name	Split Ratio
BAR	GraniteShares Gold Trust	10 for 1

The forward share split will apply to shareholders of record as of the close of the markets on March 7, 2019, payable after the close of the markets on March 8, 2019. Shares of BAR will trade at their post-split prices on March 11, 2019. The ticker symbol and CUSIP number for BAR will not change.

The forward share split will decrease the price per share of BAR with a proportionate increase in the number of shares outstanding. In a 10-for-1 forward share split, shareholders will receive ten post-split shares for every share held of record as of the close of the markets on March 7, 2019. The post-split shares will be priced at one-tenth the net asset value (“NAV”) of a pre-split share.

Illustration of a Share Split

The following table shows the effect of a hypothetical 10 for 1 share split:

Period	# of Shares	Net Asset Value (NAV) per share	Total Value
Pre-Split	10	$100	$1,000
Post-Split	100	$10	$1,000

An investment in shares issued by BAR involves risks. These risks can significantly impact the market value of BAR’s shares. Some of the risks you may face are summarized below:

-	Because the Shares are created to reflect the price of the gold held by the Trust, the market price of the Shares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold Shares for the short-, mid- or long-term.

-	The amount of gold represented by each Share will decrease over the life of the Trust due to the sales of gold necessary to pay the Sponsor’s Fee and Trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.
-	Future governmental decisions may have significant impact on the price of gold, which may result in a significant decrease or increase in the value of the net assets and the net asset value of the Trust.
-	The Trust is a passive investment vehicle. This means that the value of your Shares may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.
-	The price received upon the sale of Shares may be less than the value of the gold represented by them.
-	An investment in the Trust may be adversely affected by competition from other methods of investing in gold.
-	Because the Trust is not a diversified investment, it may be more volatile than other investments

For a further discussion about BAR and the risks associated with an investment in BAR, see BAR’s Prospectus, which is available at www.graniteshares.com.

About GraniteShares

GraniteShares is an independent, fully funded ETF company headquartered in New York City. The firm seeks to launch disruptive ETFs. GraniteShares’ focus is on products that bring the excitement back to investing, using new ideas, innovative structures and low cost. Will Rhind, Founder and CEO, is an established ETF entrepreneur with more than 18 years of experience in the industry.

Investors should consider the investment objectives, risks, charges and expenses carefully before investing. For a prospectus or summary prospectus with this and other information about GraniteShares ETFs, please call (844) 476 8747 or visit the website at www.graniteshares.com. Read the prospectus or summary prospectus carefully before investing.

https://www.graniteshares.com/Documents/25/BAR-Prospectus-FINAL.pdf

The Sponsor of the Trust is GraniteShares LLC.

Foreside Fund Services, LLC, provides marketing services to the Trust.